Exhibit 14.1

CAPITAL TRUST, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Business Ethics and Compliance Standards and Procedures

Integrity, honesty and sound judgment are fundamental to the reputation and success of Capital Trust, Inc. and its subsidiaries (collectively, the “Company”). The policies outlined in this Code of Business Conduct and Ethics (the “Code”) are designed to ensure that all directors, officers and employees of the Company, and all officers and employees of BREDS/CT Advisors L.L.C. (the “Manager”) and its affiliates (“Blackstone”) who provide services to the Company (collectively, “Company Personnel”) not only conduct themselves lawfully at all times, but also maintain the highest ethical standards in every aspect of their dealings with other employees, the business community, clients, suppliers and government authorities. Unless otherwise provided herein, the term “employees” includes employees of the Company and employees of the Manager and Blackstone who provide services to the Company. This Code operates, as it relates to employees of Blackstone, in conjunction with, and in addition to, the policies of the Manager and those of The Blackstone Group, L.P.

The Company is committed to providing equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other class or status protected by law in accordance with applicable federal, state and local laws. All persons must be treated with dignity and respect.

No employee should be misguided by any sense of false loyalty to the Company or a desire for profitability that might cause him or her to disobey any applicable law or Company policy. Violation of Company policy will constitute grounds for disciplinary action, including, when appropriate, termination of service.

The material contained in this Code serves as a guide for employees when faced with legal or ethical questions. The Code and such other material are not all-inclusive, and the Company expects employees to use their own judgment at all times to follow the high ethical standards to which the Company is committed.

The Company takes this Code very seriously. All employees must follow the ethical and compliance standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of law or of our ethical standards that they may witness or have a reasonable basis to believe exists. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, an employee retaliating or punishing another employee for reporting suspected unethical or illegal conduct or any questionable situation could well be acting in violation of the law. As discussed below, all reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances.

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. To this end, employees should keep in mind the following steps as they consider a particular problem or concern:

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from individuals other than your supervisor. In situations where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, consider discussing the issue with the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any). Employees may report to the audit committee of the Company’s board of directors, the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any) openly, confidentially or anonymously, an Accounting Allegation, Legal Allegation or Retaliatory Act (as those terms are used in the Company’s Whistleblower Policy) in the manner set forth in the Company’s Whistleblower Policy. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual proxy statement.

If employees are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards of conduct, employees are responsible for asking their supervisors or managers and, where appropriate, the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any), any questions that they may feel are necessary to understand the Company’s expectations of them.

Employees who fail to comply (either in letter or spirit) with these policies may be subject to disciplinary action, up to and including termination of employment. The following are examples of conduct that may result in discipline:

•	Actions that violate a Company policy;

•	Requesting others to violate a Company policy;

•	Failure to promptly disclose a known or suspected violation of a Company policy;

•	Failure to cooperate in Company investigations of possible violations of a Company policy;

•	Retaliation against another employee for reporting a good faith integrity concern; and

•	Failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law.

It is important to understand that a violation of certain of these policies may subject the Company and the individual employee to civil liability and damages, regulatory sanction and/or criminal prosecution.

If you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any). Similarly, if you are an employee acting in a supervisory or managerial capacity and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. As mentioned above, no employee will be subject to retaliation or punishment for good faith reporting of suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation. Furthermore, any person who participates in retaliation against such employee will be subject to disciplinary action, up to and including termination of employment.

Waivers of the Code

Any waiver of any provision of this Code for executive officers or directors of the Company must be approved by the board of directors or a committee of the board of directors of the Company and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

Confidential Information

The Company regularly comes into possession of Confidential Information (as that term is defined below) in the course of the Company’s business. The Company is strongly committed to protecting Confidential Information, whether generated within the Company or obtained from some other source. The Company is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In the course of his or her participation in the work of the Company, an employee may obtain or have access to information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to the Company, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective investors, computer programs or other confidential information related to the business of the Company or to its actual or prospective investors, affiliates or other third parties. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of the Company’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public. However, information that when viewed in isolation may be publicly known or can be accessed by a member of the public will constitute Confidential Information for these purposes if such information has become proprietary to the Company through the Company’s (whether by itself or on its behalf) aggregation or interpretation of such information.

Because all Confidential Information constitutes a valuable asset of the Company, without the prior written consent of the Company (which may be given or withheld in the Company’s sole discretion) or unless legally mandated, no employee may, while he or she is employed by or associated with the Company or at any time thereafter, (a) disclose any Confidential Information to any person except in furtherance of the business of the Company, (b) make any other use of any Confidential Information except in the business of the Company and in a manner which at all times is intended to serve the interests of the Company or (c) disclose any information (whether or not Confidential Information) concerning the Company or its present or former employees, clients or investors to any reporter, author or similar person or entity or take any other action likely to result in such information being made available to the public in any form, including books, articles or writings of any other kind, film, videotape, electronic means of communication or any other medium. The foregoing shall not restrict the sharing or use of any such information with or by the Manager to the Manager or any of the Manager’s affiliates, provided that any such disclosure is generally on a need-to-know basis or in order to comply with the policies and procedures of the Manager or those of its affiliates and otherwise generally in accordance with applicable law).

Employees who fail to comply, either in letter or spirit, with these important policies may be subject to disciplinary action, up to and including termination of employment. The Company may pursue appropriate legal action against present or former employees to enforce these policies.

Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes in any way or even appears to interfere with the interests of the Company as a whole. A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Company. Apart from an employee’s affiliation and arrangements with the Manager or its affiliates, employees may not have outside interests that conflict or appear to conflict with the best interests of the Company. Any such conflicts of interest are to be scrupulously avoided and, if unavoidable, must be disclosed to the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any) at the earliest opportunity.

Family Members and Close Personal Relationships

Conflicts of interest may arise when doing business with organizations in which employees’ family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Company and may not use their influence to get the Company to do business with family members or an organization with which an employee or an employee’s family member is associated unless specific written approval has been granted in advance by the Chairman of the Board, the Chief Executive Officer, the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).

Outside Directorships

All employees are expected to devote their best efforts to their job at all times. Employees may not maintain outside employment activities that compromise job performance or that may present a conflict of interest or is prejudicial to the Company.

Other than in their roles as employees, members, officers and/or directors of the Manager or its affiliates, employees may not serve as a director of another company without first obtaining the approval of the Chairman of the Board, the Chief Executive Officer, the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).

Ownership in Other Businesses

Other than to the extent arising from their roles as employees, members, officers and/or directors of the Manager and/or its affiliates (including any ownership interest in The Blackstone Group L.P. or any fund or vehicle managed, sponsored or otherwise advised, directly or indirectly, by The Blackstone Group L.P. or its affiliates), employees may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with the Company unless specific written approval has been granted in advance by the Chairman of the Board, the Chief Executive Officer, the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).1

[1]

As a guide, “a significant financial interest” is defined as ownership by an employee or family members of the employee of more than 1% of the outstanding securities/capital value of a corporation or entity or that represents more than 5% of the total assets of such employee or family members of the employee.

There may be instances when potential conflicts may arise where other investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by Blackstone (whether currently in existence or subsequently established, in each case, including any related successor funds, alternate vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with Blackstone’s side-by-side or additional general partner investments with respect thereto) (collectively, “Other Blackstone Funds”) invest in investments in which the Company also invests (including at a different level of an issuer’s capital structure or in a different tranche of fundraising with respect to an issuer in which the Company has an interest). The audit committee of the Company’s board of directors will be required to review such transactions on a quarterly basis. In addition, the sale of any investment to, or acquisition of any investment from, The Blackstone Group L.P., any Other Blackstone Funds or any of their affiliates (but excluding portfolio companies of the Other Blackstone Funds) must be (a) on terms no less favorable to the Company than could have been obtained on an arm’s length basis from an unrelated third party and (b) approved in advance by a majority of the Company’s independent directors.

Consultants and Agents; Service Providers

Whenever it becomes necessary to engage the services of an individual or company to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or company to be retained. The Manager is responsible for engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include affiliates of the Manager) to provide services with respect to the Company, including, without limitation, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s activities or investments (or potential investments). Consistent with the terms of the management agreement between the Company and the Manager, any services provided by affiliates of the Manager, to the extent such services are not on arm’s-length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of Capital Trust and its subsidiaries, must be approved in advance by a majority of the Company’s independent directors.

Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).

Review of Related Party Transactions

Related Party Transactions Involving the Manager and/or its Affiliates. The audit committee of the Company’s board of directors will be required to review on a periodic basis all material related party transactions involving the Manager and/or its affiliates. All persons covered by this Code are required to report to the Company’s Chief Executive Officer or Chief Financial Officer (collectively, the Executive Officers”) on a regular periodic basis all instances involving such related party transactions, arrangements or relationships, regardless of the amount involved.

Related Parties Transactions Not Involving the Manager and/or its Affiliates. Generally, officers of the Company should avoid conducting business or engaging in a transaction on behalf of the Company with an immediate family member or significant other, or with a company or firm with which an employee or his or her immediate family member or significant other is a significant owner or associated or employed in a significant role or position. “Immediate family members” include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-inlaw, or sister-in-law and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the Company. “Significant others” include cohabitants, domestic partners, and persons with whom an employee has (or reasonably expects to have) a consensual romantic, sexual, intimate or dating relationship. The Audit Committee must review and approve in advance all material related party transactions, including financial transactions, arrangements or relationships (or series of any of the foregoing) in which the Company participates that involve $120,000 or more with any of the Company’s Directors, officers, or significant stockholders (i.e., holders of 5% of the Company’s outstanding stock) or any immediate family member (including a significant other) of any of the foregoing (collectively, “related persons”) or any entity in which any of the Company’s related persons is employed or has with other related persons a collective interest in more than 5%, or in the case of a partnership, for which any of them serves as a general partner or is otherwise associated. Directors and officers must not enter into, develop or continue any such material transaction, arrangement or relationship without obtaining such prior Audit Committee approval. The CFO shall report to the Audit Committee at regularly scheduled Audit Committee meetings all related party transactions, arrangements or relationships not subject to prior Audit Committee approval. Further, all instances involving such potential related party transactions, arrangements or relationships regardless of the amount involved must be reported to an Executive Officer who will assess the materiality of the transaction, arrangement or relationship and elevate the matter to the Audit Committee as appropriate. The Company must report all material related party transactions, arrangements and relationships under applicable accounting rules and the Securities and Exchange Commission’s (the “SEC”) rules and regulations. Any dealings with a related person must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis. Conflicts of interest or the material nature of a transaction, arrangement or relationship may not always be clear-cut; if questions arise, you should consult with an Executive Officer before entering into, developing or continuing a transaction that could reasonably be expected to give rise to a conflict of interest.

Corporate Opportunities

It is the Company’s policy that employees, officers and directors may not take opportunities for themselves that are discovered through the use of Company property, information or position, or use Company property, information or position for personal gain. Employees, officers and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises. However, (i) certain directors, principals, officers, employees and other representatives of The Blackstone Group L.P. and its affiliates may serve as directors, principals, officers, employees and other representatives of the Company, its subsidiaries or any entity that provides investment advisory services to the Company or its subsidiaries or as a member of the investment committee of any such entity, (ii) The Blackstone Group L.P. and its affiliates may engage in the same or similar activities or related lines of business as those in which the Company or its subsidiaries, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Company or its subsidiaries, directly or indirectly, may engage, and (iii) members of the Company’s board of directors and their respective affiliates may engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Company or its subsidiaries may engage. Furthermore, to the fullest extent permitted by law, none of (i) The Blackstone Group L.P. or any of its affiliates or (ii) any director of the Company or any person a director of the Company controls (the persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Company or any of its affiliates may, from time to time, be engaged or propose to engage or (y) competing with the Company, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders for breach of any duty by reason of the fact that such Identified Person engages in any such activities.

Protection and Proper Use of Company Assets

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees, officers and directors have a duty to safeguard Company assets and ensure their efficient use. Company assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage, or misuse.

Company assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

Fair Dealing

Each employee, officer and director shall endeavor to deal fairly with the Company’s equity holders, customers, competitors, suppliers and employees. No employee or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Compliance with Laws, Insider Trading and Other Matters

The Company operates strictly within the bounds of the laws, rules and regulations that affect the conduct of our business. All employees are expected to know and to follow the law. Company officers and other appropriate personnel must ensure that employees understand and are informed of the requirements relating to their jobs. They must also be available to answer employee questions or concerns and, when necessary, to guide them to other subject-matter experts, including the Company’s outside counsel. There are serious consequences for failing to follow any applicable laws, rules and regulations, up to and including termination of employment and potential criminal and civil penalties.

Governmental Filings and Responding to Governmental and Regulatory Requests

It is Company policy to cooperate with all reasonable requests concerning Company business from U.S. federal, state, municipal and foreign government agencies, such as the Federal Trade Commission, the Securities and Exchange Commission (“SEC”) and the Department of Justice, and from regulatory organizations such as FINRA and the New York Stock Exchange. Employees must immediately forward any such requests, including requests for interviews or access to documents, to the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any) and wait for instructions before proceeding. Additionally, employees are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Company without prior approval of the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).

With respect to filings made with U.S. federal, state, municipal and foreign governmental agencies, particularly those filings that are made in connection with an investment by the Company (e.g., Hart-Scott-Rodino filings), it is Company policy that counsel retained by the Company must generally be consulted prior to the submission of the filing with such agencies.

Insider Trading

The Company’s policy against insider trading is designed to promote compliance with securities laws and to protect the Company as well as Company representatives from the very serious liability and penalties that can result from violations of these laws. The Company is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort. It is the Company’s policy that directors, executive officer and other employees of the Company may not trade securities, of the Company or otherwise, about which they learn material, non-public information. They are also prohibited from passing on such information to others who might make an investment decision based on it. Any questions as to whether information is material or has been adequately disclosed should be directed to the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any)

In addition, directors, executive officers and employees are prohibited from engaging in transactions in the Company’s securities that may lead to the appearance of insider trading.

Any violation of the Company’s policies and procedures regarding personal securities trading by an employee or an employee’s family member may result in dismissal, suspension, with or without pay or other disciplinary sanctions against the employee, whether or not the violation of the Company’s policy also constitutes a violation of law.

Document Retention

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Manager’s chief compliance officer or the Company’s Chief Legal Officer (if any).

Disparaging Remarks

Disparaging statements about the Company or any of its personnel are strictly prohibited. Accordingly, no employee of the Company may make, while in the employ of the Company or at any time thereafter, any oral or written negative, derogatory or disparaging statement about the Company or about any present or former employee or member of the Company.

Employees who violate this policy may be subject to disciplinary action, up to and including termination of employment. The Company may also pursue appropriate legal action against present or former employees to enforce this policy.

Public Disclosure

The Company is committed to providing full, fair, accurate, timely, and understandable disclosure in the periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company. In meeting such standards for disclosure, the Company’s executive officers and directors shall at all times strive to comply with the Company’s disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. The Company’s Chief Executive Officer and Chief Financial Officer are responsible for establishing effective disclosure controls and procedures and internal controls for financial reporting within the meaning of applicable SEC rules and regulations. The Company expects the Chief Executive Officer and Chief Financial Officer to take a leadership role in implementing such controls and procedures and to position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.

No employee, officer or Director should interfere with, hinder or obstruct the Company’s efforts to meet the standards for public disclosure set forth above.

Doing Business Internationally

Foreign Corrupt Practices Act

The Company and its employees, agents and representatives must strictly comply with the United States Foreign Corrupt Practices Act of 1977 (and amendments) (“FCPA”). The FCPA reaches conduct occurring outside of the territorial boundaries of the United States and applies to domestic and foreign subsidiaries of the Company and to both U.S. citizens and non-U.S. citizens. Under this act:

The Company and its officers and other employees are prohibited from offering, paying or promising to pay or authorizing the payment of either money or anything of value, directly or indirectly, to non-U.S. government officials, political parties or candidates for political office outside the United States to win or retain business or influence any act or decision of such officials.

All books, records and accounts, domestic and overseas, must accurately and fairly reflect business transactions and dispositions of the Company’s assets.

A system of internal accounting controls must be maintained to provide adequate corporate supervision over the accounting and reporting activities at all levels.

Disclaimer

This Code is designed to acquaint directors, executive officers and employees with the Company’s policies with respect to business conduct and ethics.

The information contained in this Code is not intended to represent all of the Company’s policies. In addition, directors, executive officers and employees should be aware that the Company may revise, supplement or rescind any policies or portions of this Code at any time as it deems appropriate, in its sole and absolute discretion. This Code is the property of the Company.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the directors, executive officers and employees of the Company in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer/client, visitor, supplier, competitor, shareholder or any other person or entity.